Exhibit 99.1

April 26, 2011

For Immediate Release

Jonathan Peisner

Vice President and Treasurer

(317) 249-4390

jonathan.peisner@karauctionservices.com

KAR Auction Services, Inc. Announces Amendment to U.S. Securitization Facility

Transaction Extends AFC Securitization to June 2014 and Increases U.S. facility from $450 Million to $650 Million

Carmel, IN—KAR Auction Services, Inc. (NYSE: KAR) today announced that its subsidiaries Automotive Finance Corporation (AFC) and AFC Funding Corporation (AFC Funding), have entered into the Fourth Amended and Restated Receivables Purchase Agreement (the Receivables Purchase Agreement), dated as of April 26, 2011, by and among AFC, AFC Funding, BMO Capital Markets Corp., Deutsche Bank AG, and Barclays Bank PLC. The Receivables Purchase Agreement increases AFC Funding’s U.S. committed liquidity to $650 million and extends the facility’s maturity date to June 30, 2014.

Commenting upon the securitization agreement, Don Gottwald, CEO and President of AFC stated, “This amended U.S. securitization facility underscores our commitment to our dealer customers and strengthens AFC’s position as a premier floorplan funding source throughout the United States. I am grateful to our banking partners for their continued confidence in AFC as demonstrated by this larger securitization facility, secured through June 2014, and for their assistance in expanding the definition of eligible receivables.”

About KAR Auction Services, Inc.

KAR Auction Services, Inc. (NYSE: KAR) is the holding company for ADESA, Inc., a leading provider of wholesale used vehicle auctions whose operations span North America with 70 used vehicle sites, Insurance Auto Auctions, Inc., a leading salvage auto auction company whose operations span North America with 159 sites and Automotive Finance Corporation, a leading provider of floorplan financing to independent and franchised used vehicle dealers with 88 branches across North America. For further information on KAR Auction Services, Inc., ADESA, Inc., Insurance Auto Auctions, Inc. or Automotive Finance Corporation, visit the company’s Web site at www.karauctionservices.com.

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Forward Looking Statements

Certain statements contained in this release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and which are subject to certain risks, trends and uncertainties. In particular, statements made that are not historical facts may be forward-looking statements. Words such as “should,” “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify forward-looking statements. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange Commission filings. The Company does not undertake any obligation to update any forward-looking statements.

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